Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD FOCUS RETAIL SALES UP 36 PERCENT IN FEBRUARY, PUNCTUATING SOLID MONTH FOR CARS, CROSSOVERS

•  Ford Focus retail sales climbed 36 percent compared with a year ago; redesigned, fuel-efficient small car – and SYNC – are appealing to younger buyers.
•  Crossover demand growth continues; Ford Edge up 46 percent; Lincoln MKX up 22 percent.
•  Lincoln retail sales up 2 percent.
•  Ford, Lincoln and Mercury sales totaled 185,294, down 7 percent.  Lower daily rental sales (down 20 percent) accounts for 60 percent of the decline.  Retail sales down 6 percent.
•  Total Ford Motor Company sales (including Jaguar, Land Rover, and Volvo) totaled 196,681, down 7 percent.

DEARBORN, Mich., March 3, 2008 – Ford’s new Focus and SYNC are connecting with small car buyers.  Focus retail sales were up 36 percent in February – the fourth month in a row of higher retail sales.

“The new Focus and SYNC arrived at an opportune time,” said Jim Farley, Ford’s group vice president, Marketing and Communications.  “We needed to raise awareness and consideration among younger buyers – and Focus and SYNC are getting us back in the game.”

Buyers age 16-35 account for 32 percent of retail sales for the 2008 Focus, compared with 28 percent for the previous model.  Focus is one of 12 Ford, Lincoln and Mercury models equipped with SYNC, an affordable, in-car connectivity technology that fully integrates most Bluetooth-enabled cell phones and MP3 players by voice activation.

Go to http://media.ford.com for news releases and high-resolution photographs.

Retail car sales were 4 percent higher than a year ago paced by the Focus and the three mid-size sedans – Ford Fusion, Mercury Milan, and Lincoln MKZ – which combined posted a retail sales increase of 7 percent.

Crossover utility vehicles continued to see higher sales in February (up 10 percent).  Higher sales for the Ford Edge (up 46 percent) and Lincoln MKX (up 22 percent) led the increase in CUVs.

The MKZ and MKX helped Lincoln post higher retail sales in February (up 2 percent) although total sales were down 11 percent, reflecting lower fleet sales.

Among trucks, sales for Ford’s F-Series pickup totaled 52,548, off 5 percent from a year ago.  Sales for Ford’s compact pickup, the Ranger, totaled 7,431, up 27 percent.

Sales for traditional sport utility vehicles continued to decline in February as combined sales for the Ford Explorer and Expedition, Mercury Mountaineer, and Lincoln Navigator were 22 percent lower than a year ago.

Ford, Lincoln and Mercury sales totaled 185,294, down 7 percent compared with a year ago.  Lower daily rental sales (down 20 percent) accounted for 60 percent of the decline.

Total Ford Motor Company sales, including Jaguar, Land Rover, and Volvo, totaled 196,681, also down 7 percent.

North American Production
In the second quarter 2008, the company plans to produce 730,000 vehicles, a level 10 percent lower than a year ago when the company produced 811,000 vehicles.  The reduction reflects the current economic conditions.

In the first quarter 2008, the company plans to produce 685,000 vehicles, unchanged from the previously announced plan.

Go to http://media.ford.com for news releases and high-resolution photographs.

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.
# # #

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 245,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.